As filed with the Securities and Exchange Commission on July 15, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Sungy Mobile Limited

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

Floor 17, Tower A, China International Center

No. 33 Zhongshan 3rd Road

Yuexiu District, Guangzhou 510055

People’s Republic of China

(Address of principal executive offices) (Zip Code)

The Amended and Restated 2013 Share Incentive Plan

(Full title of the plans)

Law Debenture Corporate Services Inc.

400 Madison Avenue

4th Floor

New York, New York 10017

1 (212) 750-6474

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Copies to:

Winston Li

Chief Financial Officer

Sungy Mobile Limited

Floor 17, Tower A, China International Center

No. 33 Zhongshan 3rd Road

Yuexiu District, Guangzhou 510055

People’s Republic of China

Tel: (+86 20) 6681-5066

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Ordinary Shares of Sungy Mobile Limited, $0.0001 par value, not previously registered	3,074,003(3)	$1.9642(4)	$6,037,956.69(4)	$777.69
Class A Ordinary Shares of Sungy Mobile Limited, $0.0001 par value, previously registered	4,243,070(5)	N/A(6)	N/A(6)	N/A(6)

(1)	These shares may be represented by the Registrant’s ADSs, each of which represents six Class A ordinary shares. The Registrant’s ADSs issuable upon deposit of the Class A ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (File No. 333-192280).
(2)	Represents Class A ordinary shares underlying the share-based awards under the Registrant’s 2013 share incentive plan, as amended and restated (the “Amended 2013 Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares which may be offered and issued to prevent dilution from share splits, share dividends or similar transactions as provided in the Amended 2013 Plan. Any Class A ordinary shares covered by an award granted under the Amended 2013 Plan (or portion of an award) that terminates, expires or lapses for any reason will be deemed not to have been issued for purposes of determining the maximum aggregate number of Class A ordinary shares that may be issued under the Amended 2013 Plan.
(3)	These shares represent ordinary shares that have been added to the award pool under the original 2013 Share Incentive Plan of Sungy Mobile Limited (the “Original 2013 Plan”), which were not previously registered under the registration statement on Form S-8 (File No. 333-195576), as originally filed with the Securities and Exchange Commission (the “Commission”) by the Registrant on April 30, 2014 (the “Prior Registration Statement”).
(4)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act based on the average of the high and low prices for the Registrant’s ADSs as reported on the Nasdaq Global Market on July 14, 2014.
(5)	These shares represent ordinary shares reserved for the award pool under the original 2013 Share Incentive Plan of Sungy Mobile Limited (the “Original 2013 Plan”), which were registered under the Prior Registration Statement.
(6)	Pursuant to General Instruction E to Form S-8, a filing fee is only being paid with respect to the registration of additional securities under the Amended 2013 Plan. Please see footnotes (3) and (4) above. These shares were previously registered under the Prior Registration Statement.

EXPLANATORY NOTE

This registration statement on Form S-8 is being filed for registering 3,074,003 ordinary shares of the Registrant authorized for issuance under the Registrant’s Amended 2013 Plan that have been added to the award pool under the Original 2013 Plan, not previously registered.

In accordance with the Original 2013 Plan, the total number of ordinary shares reserved for issuance is 4,243,070, plus an automatic annual increase of a number of ordinary shares on the first day of each year, beginning on January 1, 2014, equal to the total number of ordinary shares underlying the awards granted in the year immediately prior to each annual increase. The Amended 2013 Plan was approved by the board of directors of the Registrant on July 7, 2014 and the maximum number of ordinary shares reserved for issuance pursuant to the awards under the 2013 Amended Plan has been increased from 4,243,070 to 7,317,073 for the year of 2014 with an automatic annual increase on January 1 of each year, beginning on January 1, 2015, by the number of ordinary shares representing 2% of the then total issued and outstanding share capital of the Registrant as of December 31 of the preceding year, or such less number as the board of directors of the Registrant shall determine.

In accordance with General Instruction E to Form S-8: the Registrant is (i) carrying over up to 4,243,070 ordinary shares from the Prior Registration Statement and (ii) registering the offer and sale of 3,074,003 newly added ordinary shares under the Amended 2013 Plan; the registration fees allocable to the shares carried over from the Prior Registration Statement and paid in connection with the Prior Registration Statement are carried over in the registration statement.

In accordance with General Instruction E to Form S-8, the contents of the Prior Registration Statement are incorporated herein by reference, except as otherwise set forth herein.

PART II

Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference

The Registrant hereby incorporates by reference into this registration Statement the following documents:

(a) The Registrant’s annual report on Form 20-F for the fiscal year ended December 31, 2013 filed with the Commission on April 29, 2014, as amended;

(b) The description of the Registrant’s Class A ordinary shares incorporated by reference in the Registrant’s registration statement on Form 8-A (File No. 001-36195) filed with the Commission on November 13, 2013, including any amendment and report subsequently filed for the purpose of updating that description; and

(c) The Registrant’s registration statement on Form S-8 (File No. 333-195576), as originally filed with the Commission on April 30, 2014.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities

Not Applicable.

Item 5.	Interests of Named Experts and Counsel

Not Applicable.

Item 6.	Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Registrant’s memorandum and articles of association provide for the indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from the dishonesty, willful default or fraud which may attach to such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

Pursuant to the indemnification agreements, the form of which was filed as Exhibit 10.3 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-191846), the Registrant has agreed to indemnify its directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The underwriting agreement, the form of which was filed as Exhibit 1.1 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-191846) provides or indemnification of the Registrant and its directors and officers for certain liabilities, including liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), but only to the extent that liabilities were made in reliance upon and in conformity with written information furnished to the Registrant by such underwriters specifically for use in such registration statement and certain other disclosure documents.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Registrant also maintains a directors and officers liability insurance policy for its directors and officers.

Item 7.	Exemption from Registration Claimed

Not Applicable.

Item 8.	Exhibits

See the Index to Exhibits attached hereto.

Item 9.	Undertakings

A.	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration statement or any material change to such information in the Registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the Registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration statement shall be deemed to be a new Registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this registration statement on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Guangzhou, China, on July 15, 2014.

SUNGY MOBILE LIMITED

By:	/s/ Yuqiang Deng
Name:	Yuqiang Deng
Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, severally and not jointly, each of Mr. Yuqiang Deng and Mr. Yingming Chang, with full power to act alone, as his true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement , and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Yuqiang Deng Yuqiang Deng	Chairman and Chief Executive Officer (principal executive officer)	July 15 , 2014

/s/ Winston Li Winston Li	Chief Financial Officer (principal financial and accounting officer)	July 15, 2014

/s/ Xiangdong Zhang Xiangdong Zhang	Director	July 15, 2014

/s/ Yingming Chang Yingming Chang	Director	July 15, 2014

/s/ Aihua Huang Aihua Huang	Director	July 15, 2014

/s/ Fei Yang Fei Yang	Director	July 15, 2014

/s/ Xiaosong Zhang Xiaosong Zhang	Director	July 15, 2014

/s/ Gang Zhao Gang Zhao	Director	July 15, 2014

/s/ Yong Chen Yong Chen	Director	July 15, 2014

By:	/s/ Yuqiang Deng
Name:	Yuqiang Deng
Attorney-in-fact

By:	/s/ Yingming Chang
Name:	Yingming Chang
Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Sungy Mobile Limited has signed this registration statement or amendment thereto in New York on July 15, 2014.

Authorized U.S. Representative

By:	/s/ Giselle Manon
Name: Giselle Manon, on behalf of Law Debenture Corporate Services Inc.
Title: Service of Process Officer

EXHIBIT INDEX

Exhibit Number	Exhibit

4.1	Seventh Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated herein by reference to Exhibit 4.1 to the registration statement on Form S-8, as amended (File No. 333-195576))

4.2	Registrant’s Specimen Certificate for Class A Ordinary Shares (incorporated herein by reference to Exhibit 4.2 to the registration statement on Form S-8, as amended (File No. 333-195576)

4.3	Deposit Agreement among the Registrant, the depositary and holders of the American Depositary Receipts (incorporated herein by reference to Exhibit 4.3 to the registration statement on Form S-8, as amended (File No. 333-195576))

5.1*	Opinion and consent of Maples and Calder

10.1*	Amended and Restated 2013 Share Incentive Plan

23.1*	Consent of KPMG Huazhen (SGP), Independent Registered Public Accounting Firm

23.2*	Consent of Maples and Calder is contained in Exhibit 5.1

24.1*	Power of Attorney (included with the signature pages)

*	Filed herewith.